Exhibit 3.6

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Certified Copy

06/19/2021 08:28:06 AM

Work Order Number:	W2021061900039 - 1404971
Reference Number:	20211547940
Through Date:	06/19/2021 08:28:06 AM
Corporate Name:	NOCERA, INC.

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number	Description	Number of Pages
20211540052	Amended and Restated Articles - 06/15/2021	4

Respectfully,

BARBARA K. CEGAVSKE
Nevada Secretary of State

Certified By: Electronically Certified
Certificate Number: B202106211768491
You may verify this certificate
online at http://www.nvsos.gov

Filed in the Office of Secretary of State State Of Nevada Business Number C2733 - 2002 Filing Number 20211540052 Filed On 6/15/2021 8:00:00 AM Number of Pages 4

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BARBAR A K . CEGAVSKE Secretary of State 202 North Carson Street Carso n City , Nevad a 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov 4 T 5 C c 6 ( P Profit Corporation: Certificate of Amendment (PuRsuANTTo NRs 18.380 & 18.385178.390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PuRsuANT TO NRs 18.403) Officer's Statement PuRsuANT TO NRs ao . o30 . Effective Date and ime: (Optional) Date: Time: (must not be later than 90 days after the certificate is filed) . Information Being hanged: (Domestic orporations only) Changes to takes the following effect: The entity name has been amended. The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) " The purpose of the entity has been amended. : i?_ : The authorized shares have been amended. , , The directors, managers or general partners have been amended. [ J IR S ta x languag e ha s bee n added. ; gi Articles have been added. 0 Articles have been deleted. Other. The articles have been amended as follows: (provide article numbers, if available) Article V has been amended to allow for Preferred Shares (attach additional page(s) if necessary) Secretary Signature of Officer or Authorized Signer Title x Signature of Officer or Authorized Signer Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares reprpsenting a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. . Signature: Required) Please Include any required or optional Information In space below: (attach additional page(s) if necessary) lease see the attached Amended & Restated Articles of Incorporation This form must be accompanied by appropriate fees. Pag e 2 of2 Revi se d : 1/1/2019

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Amended & Restated Articles of Incorporation Of

Nocera, Inc.

The original name of the corporation is Nocera, Inc., and it was originally incorporated on February 15\ 2002. Pursuant to the Nevada Revised Statutes, Title 7, Chapter 78 the Articles of Incorporation of Nocera, Inc., effective July 5th, 2021, are hereby amended and restated as follows:

Article I

The name of the corporation is: Nocera, Inc.

Article II

The period of the corporation's duration shall be perpetual.

Article III

The corporation shall at all times maintain a Registered Agent within the State of Nevada. The resident agent of the corporation is Okoboji Enterprises Corporation, 3145 East Warm Sprints St., Suite# 200, Las Vegas, NY. 89120.

Article IV

The purpose for which the corporation is organized is to conduct any and all lawful business for which a corporation can be organized pursuant to the Nevada Revised Statute.

Article V

The aggregate number of shares which the corporation shall have authorized to issue is Two Hundred Ten Million (210,000,000) shares; of which Two Hundred Million (200,000,000) shall be common shares, and Ten Million ( I 0,000,000) Preferred shares stock. The Preferred Stock may be issued by the Board of Directors with such rights, preferences and privileges set forth in a designation statement filed with the Nevada Secretary of State.

Article VI

The corporation's Common Stock shall have a par value of$0.001/share.

Article VII

The members of the governing board of this corporation shall be called directors. Directors need not be Shareholders of this corporation, nor residents of the State of Nevada. The number of Directors may from time to time be increased or decreased in such manner as shall be provided for the by the Bylaws of the corporation.

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Article VIII

The Directors shall have the power to make and to alter or amend the Bylaws; or to take any other action provided by the Nevada Revised Statute, Title 7, Chapter 78.

Article IX

The corporation does indemnify any directors, officers, employees, incorporators, and shareholders of the corporation from any liability regarding the corporation and the business of the corporation, unless the person fraudulently and intentionally violated the law and/or maliciously conducts acts to damage and/or defraud the corporation, or as otherwise provided under applicable state corporate statute.

Article X

Upon the dissolution of the corporation, the assets of the corporation shall be distributed by the Board of Directors according to the applicable State statute. Further provisions regarding the distribution of upon dissolution shall be stated in the corporation's Bylaws.

Article XI

The mailing address of the corporation is: % Coral Capital Advisors, LLC., 2030 Powers Ferry Road SE, Suite# 212, Atlanta, GA. 30339.

Article XII

The corporation reserves the right to amend and repeal any provision contained within the Articles of Incorporation in the manner prescribed by the laws of the State of Nevada.

I, THE UNDERSIGNED, for the purpose of amending and restating these Articles of Incorporation of Nocera, Inc. under the laws of the State of Nevada, do make and record these Amended and Restated Articles of Incorporation and do certify the facts herein are true, and I have accordingly hereunto set my hand.

Dated: June 10, 2021

Erik S. Nelson, Secretary

Member of the Board of Directors

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